SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 13, 2012

(Date of Report (Date of Earliest Event Reported))

EXTRA SPACE STORAGE INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-32269	20-1076777
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2795 East Cottonwood Parkway, Suite 400

Salt Lake City, Utah 84121

(Address of Principal Executive Offices)

(801) 365-4600

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 13, 2012, a subsidiary of Extra Space Storage Inc. (the “Company”) entered into a membership interest purchase agreement with Prudential Real Estate Investors (“PREI®”), to acquire its 94.9% interest in ESS PRISA III LLC, a joint venture established by the Company and PREI in 2005 that currently owns and operates 36 self-storage properties in 18 states. The Company currently owns the remaining 5.1% interest in the joint venture.  The joint venture properties contain approximately 2.5 million square feet of net rentable space in approximately 23,400 units and currently serve a customer base of approximately 20,000 tenants. As of March 31, 2012, approximately 87.8% of the total square feet available for lease was occupied. The Company intends to acquire PREI’s interest in the joint venture for approximately $298.0 million, consisting of approximately $160.0 million of cash consideration to PREI and the assumption of an existing loan in the amount of $145.0 million of which $138.0 million relates to PREI’s interest. The loan bears interest at a fixed rate of 4.97% per annum and matures in August 2012. The Company is currently in discussions with lenders to refinance this loan.

The acquisition of PREI’s interest in the joint venture is subject to customary closing conditions. The Company intends to consummate the acquisition in July 2012; however, there can be no assurances that the acquisition will close on the terms described herein or at all.

The foregoing description of the acquisition does not purport to be complete and is qualified in its entirety by reference to the full text of the membership interest purchase agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibits are filed herewith:

Exhibit Number	Description of Exhibit

10.1	Membership Interest Purchase Agreement, dated as of April 13, 2012, between Extra Space Properties Sixty Three LLC and PRISA III Co-Investment LLC.

99.1	Press Release, dated April 16, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 16, 2012	EXTRA SPACE STORAGE INC.

	By:	/s/ Charles L. Allen
	Name:	Charles L. Allen
	Title:	Executive Vice President, Chief Legal
Officer and Secretary

EXHIBITS

Exhibit Number	Description of Exhibit

10.1	Membership Interest Purchase Agreement, dated as of April 13, 2012, between Extra Space Properties Sixty Three LLC and PRISA III Co-Investment LLC.

99.1	Press Release, dated April 16, 2012.